Exhibit 99.1

May 15, 2020

Liberty TripAdvisor Holdings to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB)  will be holding its virtual Annual Meeting of Stockholders on Tuesday,  May 19, 2020, at 8:00 a.m. M.D.T. Stockholders of record as of the record date will be able to listen, vote and submit questions by logging in at www.virtualshareholdermeeting.com/LTAH2020. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2020. To enter the virtual annual meeting website,  a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card for the Liberty TripAdvisor meeting.

Following the conclusion of the GCI Liberty, Inc. Annual Meeting, which is scheduled to begin at 8:30 a.m. M.D.T., Greg Maffei, Chairman and Chief Executive Officer of Liberty TripAdvisor, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/GCIL2020 to listen to the Q&A session.  Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investor@libertytripadvisorholdings.com with the subject “Annual Meeting Question” by 5:00 p.m. M.D.T. on Sunday, May 17, 2020. During the Q&A session,  Liberty TripAdvisor may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Liberty TripAdvisor website. All interested persons should visit http://www.libertytripadvisor.com/events to access the webcasts.  An archive of the webcasts will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq:  LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.